Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
AQUESTIVE THERAPEUTICS, INC.

The undersigned, in order to form a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies:

ARTICLE I

The name of this corporation is Aquestive Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Service Company.

ARTICLE Ill

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The name and mailing address of the incorporator are as follows:

John Maxwell
c/o Aquestive Therapeutics, Inc.
30 Technology Drive
Warren, NJ 07059

ARTICLE V

The total number of shares of capital stock which the Corporation shall have authority to issue is Twenty Five Thousand (25,000) shares of Common Stock par value $0.001 per share.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board”). The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

State of Delaware Secretary of State Division of Corporations Delivered 02:25PM 1212912017 FILED 02:25PM 12/29/2 017 SR 20177853465 –File Number 3753153

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise. Elections of directors of the Corporation need not be by written ballot except, and to the extent provided in, the bylaws of the Corporation. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX

The Corporation is authorized to provide indemnification of (and advancement of expenses to) every Corporate Agent (as defined below) to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the fullest extent otherwise permitted by law; provided, however, that the Corporation shall not indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board, unless such proceeding was brought by a director or officer of the Corporation to enforce such director’s or officer’s rights to indemnification or, in the case of a director, advancement of expenses in accordance with the Bylaws of the Corporation. As used in this Certificate of Incorporation, the term “Corporate Agent” means any person who was or is a director or officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership limited liability company, joint venture or other enterprise, or any other persons to which the DGCL permits the Corporation to provide indemnification. The indemnification of Corporate Agents provided for in this Article IX shall not be deemed exclusive of any other rights to indemnification available to such Corporate Agents, whether through the Bylaws of the Corporation, any agreement with such Corporate Agents, a vote of the stockholders of the Corporation or of the disinterested directors of the Corporation or otherwise.

ARTICLE X

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL or any other law of the State of Delaware is amended after the filing of the Certificate of Incorporation of which this Article is a part to authorize corporate action further eliminating or limiting the personal liability of directors or officers of Delaware corporations, then the liability of the directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware, as so amended. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE XI

Any repeal or modification of the foregoing Articles IX and/or X of this Certificate of Incorporation by the stockholders of the Corporation shall not adversely affect any right or protection of a Corporate Agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation; or (d) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE XIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XIV

This Certificate of lncorporation shall have an effective date of January 1, 2018.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be executed as of December 29, 2017.

SIGNATURE PAGE TO
CERTIFICATE OF INCORPORATION OF
AQUESTIVE THERAPEUTICS, INC.